UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 Or 15(D) Of The Securities Exchange Act Of 1934
Date of report (Date of earliest event reported): September 9, 2010
ACME PACKET, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33041	04-3526641
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 Crosby Drive
Bedford, Massachusetts 01730
(Address of principal executive offices) (Zip Code)
(781) 328-4400
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On September 9, 2010, Michael Thurk resigned from the Board of Directors of Acme Packet, Inc. (the “Company”). Mr. Thurk served as an independent director of the Company within the meaning of the Listing Rules of the Nasdaq Stock Market LLC, and as a member of each of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee of the Company’s Board of Directors.
     In accordance with the Nasdaq Listing Rules, on September 10, 2010, the Company notified Nasdaq that as a result of Mr. Thurk’s retirement and the resulting vacancy on the Board of Directors, a majority of the Board is not comprised of independent directors as required by Nasdaq Listing Rule 5605(b). In accordance with the Nasdaq Listing Rules, the Company must regain compliance with the independent director requirements by March 8, 2011.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Mr. Thurk, a member of the Board, advised the Company on September 9, 2010 that he was resigning from the Board effective immediately. Mr. Thurk’s resignation was due to personal reasons and not the result of any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.
     The Company issued a press release announcing Mr. Thurk’s resignation and the Company’s non-compliance with the majority independent director board requirement set forth in the Nasdaq Listing Rule 5605(b). The full text of the press release is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit	Description
99.1	Press Release dated September 10, 2010 entitled “Acme Packet Announces Resignation of Board Member Michael Thurk”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 10, 2010

Acme Packet, Inc.
By:	/s/ Peter J. Minihane
	Name:	Peter J. Minihane
	Title:	Chief Financial Officer and Treasurer